Exhibit T3A-12

CERTIFICATE OF INCORPORATION

OF

GYPSUM MGC, INC.

The undersigned hereby submits this Certificate of Incorporation for the purpose of forming a business corporation under the General Corporation Law of the State of Delaware:

ARTICLE I

The name of the Corporation is Gypsum MGC, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Rd in the City of Wilmington and County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares that the Corporation shall have the authority to issue is 1,000 shares of capital stock, $.01 par value.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the board of directors of the Corporation is hereby authorized to make, alter and repeal the by-laws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot.

ARTICLE VII

The Corporation shall have a perpetual existence.

ARTICLE VIII

The name and mailing address of the incorporator is Jeffrey A. Henson, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina 28246.

ARTICLE IX

The Corporation elects not to be governed by Section 203 of the General Corporation Law of Delaware.

The undersigned incorporator hereby acknowledges the foregoing Certificate of Incorporation is her act and deed and that the facts stated therein are true.

This the    5th             day of December, 2000.

/S/ JEFFREY A. HENSON
Jeffrey A. Henson, Incorporator